As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

C.H. Robinson Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1883630 (IRS Employer Identification No.)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address, including zip code of Principal Executive Offices)

C.H. Robinson Worldwide, Inc. Amended and Restated 1997 Employee Stock Purchase Plan
(Full title of the plan)

Dorothy G. Capers
Chief Legal Officer and Secretary
14701 Charlson Road
Eden Prairie, Minnesota 55347
952-937-8500
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Act, this Registration Statement is filed to register 3,500,000 additional shares of the Common Stock of C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”), reserved for the purchase of shares under the C.H. Robinson Worldwide, Inc. Amended and Restated 1997 Employee Stock Purchase Plan (as so amended and restated, the “Restated 1997 ESPP”).

An aggregate of 2,000,000 shares of the Company’s Common Stock was previously registered for issuance under the original C.H. Robinson Worldwide, Inc. 1997 Employee Stock Purchase Plan pursuant to a Registration Statement on Form S-8 (No. 333-41027) filed with the Securities and Exchange Commission (the “Commission”) on November 25, 1997. Such Registration Statement is currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 13, 2026 (the “2025 Form 10-K”), and portions of the Company’s definitive proxy statement on Schedule 14A for its 2026 annual meeting of shareholders, filed with the Commission on March 24, 2026, that were specifically incorporated by reference into the 2025 Form 10-K;
(b) The Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 1, 2026, and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the Commission on July 31, 2026;
(c) The Company’s current reports on Form 8-K filed with the Commission on May 11, 2026, and June 2, 2026; and
(d) The description of the Company’s capital stock contained in Exhibit 4.1 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 19, 2020.
All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 6. Indemnification of Directors and Officers.
The Certificate of Incorporation of the registrant provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (“DGCL”) or (iv) for any transaction from which the director derived any improper personal benefit.
The Certificate of Incorporation of the registrant also provides that to the full extent permitted by law the registrant shall indemnify and advance expenses to any person who is or was a director or officer of the registrant, and may, but shall not be obligated to, indemnify and advance expenses to any employee or agent of the registrant, and shall or may, as applicable, indemnify any person serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against liabilities which may be incurred by such person by reason of (or arising in part from) such capacity.

The Certificate of Incorporation of the registrant further provides that its directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the DGCL. These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•breach of a director’s duty of loyalty to the corporation or its stockholders;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or redemption of shares; or
•transaction from which the director derives an improper personal benefit.
Section 145 of the DGCL authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless, despite the adjudication of liability, a court otherwise determines. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the above, the officer or director has no reasonable cause to believe his or her conduct was unlawful.
The registrant maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company (as amended on May 19, 2012, and incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 15, 2012).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 23, 2022).
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Accounting Firm.
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1
C.H. Robinson Worldwide, Inc. Amended and Restated 1997 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed on March 24, 2026).

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 31, 2026.

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ Dorothy G. Capers
Dorothy G. Capers
Chief Legal Officer and Secretary

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of C.H. Robinson Worldwide, Inc., hereby severally constitute and appoint David P. Bozeman and Dorothy G. Capers, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David P. Bozeman	Chief Executive Officer	June 16, 2026
David P. Bozeman	(Principal Executive Officer)

/s/ Damon J. Lee	Chief Financial Officer	June 16, 2026
Damon J. Lee	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jodee A. Kozlak	Chair of the Board	June 16, 2026
Jodee A. Kozlak

/s/ Kermit R. Crawford	Director	June 18, 2026
Kermit R. Crawford

/s/ Edward G. Feitzinger	Director	June 17, 2026
Edward G. Feitzinger

/s/ Timothy C. Gokey	Director	June 16, 2026
Timothy C. Gokey

/s/ Mark A. Goodburn	Director	June 16, 2026
Mark A. Goodburn

/s/ Mary J. Steele Guilfoile	Director	June 24, 2026
Mary J. Steele Guilfoile

/s/ Michael H. McGarry	Director	June 17, 2026
Michael H. McGarry

/s/ Paige K. Robbins	Director	June 17, 2026
Paige K. Robbins

/s/ Paula C. Tolliver	Director	June 16, 2026
Paula C. Tolliver